Exhibit 99.1

For Immediate Release

Xplore To Hold Special Meeting of Stockholders on September 12, 2012

Austin, Texas — August 8, 2012 - Xplore Technologies Corp. (OTCBB: XLRT) (“Xplore” or the “Company”), a manufacturer of award-winning rugged tablet PCs, announced today that it will hold a Special Meeting of its Stockholders on Wednesday, September 12, 2012 to solicit stockholder approval of a reverse stock split of Xplore’s outstanding common stock and certain matters relating to the conversion of all its preferred stock into common stock. The Special Meeting will be held at the Company's principal executive offices, 14000 Summit Drive, Suite 900, Austin, Texas, at 9:00 a.m., Central Daylight Time.  The record date for the Special Meeting is August 2, 2012. Stockholders of record at the close of business on August 2, 2012 will be entitled to notice of and to vote at the Special Meeting.

Xplore has filed definitive proxy materials with the SEC pursuant to which it is seeking stockholder approval.  The terms of the proposed reverse stock split and the matters relating to the conversion price of each series of its outstanding preferred stock have been approved unanimously by a Special Committee of the Company’s Board of Directors and the entire Board of Directors.

About Xplore Technologies®

Xplore (www.xploretech.com) is engaged in the business of developing integrating and marketing mobile wireless Tablet PC computing systems.  The Company’s products enable the extension of traditional computing systems to a range of field and on-site personnel, regardless of location or environment.  Using a range of wireless communication media together with the Company’s rugged computing products, the Company’s end-users are able to receive, collect, analyze, manipulate and transmit information in a variety of environments not suited to traditional non-rugged computing devices.  The Company’s end-users are in markets that include utility, warehousing/logistics, public safety, field service, transportation, manufacturing, route delivery, military and homeland security.

Xplore Contact Information:

Xplore: For Media or U.S. Investor Information Contact:
Martin Janis & Company, Inc.
Beverly Jedynak
Tel:  (312) 943-1123 (Direct)
Email: bjedynak@janispr.com

This news release contains forward-looking statements that involve risks and uncertainties, which may cause actual results to differ materially from the statements made. When used in this document, the words “may”, “would”, “could”, “will”, “intend”, “plan”, “anticipate”, “believe”, “estimate”, “expect” and similar expressions are intended to identify forward-looking statements. Such statements reflect Xplore’s current views with respect to future events and are subject to such risks and uncertainties. Many factors could cause actual results to differ materially from the statements made including those factors detailed from time to time in filings made by Xplore with securities regulatory authorities. Should one or more of these risks or uncertainties materialize, or should assumptions underlying the forward looking statements prove incorrect, actual results may vary materially from those described herein as intended, planned, anticipated or expected. Xplore does not intend and does not assume any obligation to update these forward-looking statements.